Exhibit 99.1

Evergreen Solar Announces Proposed Offering of Convertible Subordinated Notes

MARLBORO, Mass., June 22, 2005 (BUSINESS WIRE) — Evergreen Solar, Inc. (Nasdaq: ESLR) today announced that it intends to offer, subject to market conditions and other factors, $75 million aggregate principal amount of convertible subordinated notes due 2012, through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes will be convertible into shares of common stock of Evergreen Solar.

The interest, conversion rate and offering price will be determined by negotiations between Evergreen Solar and the initial purchasers of the notes. Evergreen Solar expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional approximately $15 million aggregate principal amount of the notes.

Evergreen Solar intends to use the net proceeds from this proposed offering for general corporate purposes, including capital expenditures, research and development and potential investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies, to fund further enhancements of its operating infrastructure and manufacturing capacity increases and for working capital.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

A Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent the Company’s current expectations and beliefs, including the Company’s intent and ability to complete the proposed offering described above. The forward-looking statements, however, are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.